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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): MAY 21, 2003


                             GENESEE & WYOMING INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


        001-31456                                       06-0984624
 (Commission File Number)                  (I.R.S. Employer Identification No.)


  66 FIELD POINT ROAD, GREENWICH, CONNECTICUT                        06830
    (Address of principal executive offices)                       (Zip Code)


                                 (203) 629-3722
                (Company's telephone number, including area code)


                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)

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ITEM 5.  Other Events and Regulation FD Disclosure.

         The Registrant's Chairman and Chief Executive Officer, Mortimer B. Fuller, III, established a Rule 10b5-1 trading plan on May 13, 2003. Mr. Fuller intends to sell 25,625 shares of the Registrant's Common Stock that he acquired upon the exercise of a non-statutory stock option pursuant to such plan, to donate 2,500 similarly acquired shares to an educational institution, and to exercise an incentive stock option to purchase 28,125 shares, such that after the sale, donation and option exercise, Mr. Fuller's net holding of the Registrant's Common Stock will remain unchanged. Mr. Fuller will use the after tax proceeds of the stock sale to fund the exercise price of the incentive stock option and to satisfy partially a debt he incurred in order to repay the $434,148.35 balance on a loan he received from the Registrant, which was due in May 2003. In March 2003, Mr. Fuller repaid the loan in full. The loan pre-dated the enactment of the Sarbanes-Oxley Act of 2002 and thus was not subject to the prohibition in Section 402 of the Sarbanes-Oxley Act on loans to directors and officers.

         Mr. Fuller's Rule 10b5-1 trading plan will allow Bear, Stearns & Co., Inc., as his agent, to execute stock sales on his behalf on a non-discretionary basis. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, allows company insiders to structure transactions in company shares under a pre-existing plan, so information acquired later is not a factor in the insider's decision to trade. Such plans allow for an insider to have transactions executed even when a company's insider trading window is closed for corporate insiders. In addition to any shares sold under a Rule 10b5-1 trading plan, insiders may also execute discretionary transactions during open window periods under a company's insider trading policy.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                             GENESEE & WYOMING INC.

May 21, 2003                 By: /s/ John C. Hellmann
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                             John C. Hellmann
                             Chief Financial Officer